Exhibit 10.2

PHANTOM EQUITY GRANT AGREEMENT

THIS AGREEMENT, made as of November 15, 2022 (the “Grant Date”), between Suburban Propane Partners, L.P., a Delaware partnership (the “Partnership”), and _____________ (the “Grantee”).

WHEREAS, the Partnership has adopted the Suburban Propane Partners, L.P. 2022 Phantom Unit Plan (the “Plan”) in order to provide incentive to certain selected employees and elected Supervisors of the Partnership and Affiliates; and

WHEREAS, the Partnership has determined to grant rights to receive Phantom Equity to the Grantee as provided herein;

NOW THEREFORE, the parties hereto agree as follows:

1.
Grant of Rights

1.1 The Partnership hereby grants to the Grantee the right to receive _________ units of Phantom Equity (the “Award”) subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan.

1.2
The Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

Forfeiture. Subject to the other provisions of this Agreement and the Plan, the Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the date on which the restrictions thereon shall have lapsed in accordance with Article 4 of the Plan. Notwithstanding any other provision in the Plan, if a Grantee’s employment terminates as a result of Retirement, as defined in the Plan, the units of Phantom Equity granted to such Grantee which were granted to Grantee more than twelve (12) months prior to the effective date of such Retirement shall vest six (6) months after the effective date of such Retirement and the applicable Payment, calculated in accordance with Article 2.21 of the Plan, and shall be paid as soon as is practical following the date of vesting.

2.
Vesting Schedule. Subject to the other provisions of this Agreement and the Plan, the Award shall vest and become non-forfeitable, at all times prior to the date on which the restrictions thereon shall have lapsed in accordance with Article 4 of the Plan.

3.
Withholding. Grantee acknowledges that the Partnership will have certain withholding obligations, including, without limitation, with respect to income and employment taxes, when Grantee’s Award becomes distributable to Grantee as provided in Article 4 of the Plan. The Partnership shall be entitled to withhold from Payments to Grantee such amounts as the Partnership is required to withhold to discharge the Partnership’s withholding obligations.

4.
Grantee Bound by the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof; provided, however, that it is understood that in exercising its discretion pursuant to Article 7 of the Plan, the Board shall take such actions (and refrain from taking actions) as are designed to treat the Grantee’s Award fairly and equitable as compared to outstanding Common Units generally.

5.
Notices. Any notice to be given hereunder to the Partnership shall be sent by mail addressed to the Partnership at its principal offices at One Suburban Plaza, 240 Route 10 West, P.O. Box 206, Whippany, N.J. 07981-0206, Attention: General Counsel, and any notice hereunder to Grantee shall be sent by mail addressed to Grantee at Grantee’s current address as reflected in the personnel records of the Partnership, subject to the right of either party to designate at any time hereafter in writing some other address.

6.
No Right To Continued Employment. This Agreement does not confer upon Grantee any right to continued employment by the Partnership and Affiliates, nor shall this Agreement interfere in any way with the right of the Partnership to terminate Grantee’s employment at any time for any reason or no reason. Any and all Awards in respect of which the restrictions that have not previously lapsed shall be forfeited upon the termination of the Grantee’s employment for any reason.

7.
Administration. This Agreement shall be construed by and administered under the supervision of the Compensation Committee of the Board, and all determinations of the Compensation Committee will be final and binding on Grantee as to the rights granted to Grantee under this Agreement.

8.
Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

9.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

10.
Governing Law. Except as to matters of federal law, this Agreement and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New Jersey without giving effect to conflicts of law principles. All claims or disputes arising under this Agreement or otherwise relating to the Phantom Equity, the underlying Common Units and the transactions contemplated by this Agreement, any action, suit or proceeding relating thereto, shall only be instituted in the Superior Court of New Jersey, Morris County. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of such courts and hereby waives, to the fullest extent permitted by law, any defense or objection it may now or hereafter have to the laying of venue of any action, suit or proceeding under this Agreement brought in such courts any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

11.
Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Partnership. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed under the Grantee and all rights granted to the Partnership under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

SUBURBAN PROPANE PARTNERS, L.P.

By: __________________________________

Mr. Michael Stivala

President and Chief Executive Officer

By:__________________________________

_____________

Grantee